EXHIBIT 99.1

Steelcase Provides Update on Status of Operations, Selected Financial Metrics and Liquidity

  Manufacturing capacity ramping up to fulfill significant backlog of customer orders
  Temporary reductions to pay and hours for salaried employees partially eased
  Recent order patterns reflect significant declines compared to the prior year
  Liquidity remains very strong at approximately $774 million as of May 1

GRAND RAPIDS, Mich., May 26, 2020 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) announced today it has called back most of its manufacturing workforce from temporary layoffs as government restrictions related to the COVID-19 pandemic are beginning to ease.  All of the company’s manufacturing and distribution locations around the world are open, with some locations in the process of scaling up capacity levels and a few locations continuing to be subject to government restrictions that prevent them from operating at normal capacity.  Many office and showroom locations are also beginning to reopen, although some remain restricted under stay-at-home mandates.

As of May 1, 2020, the company’s backlog of customer orders was approximately $700 million, or approximately 23% higher than the prior year, as government mandates significantly limited the company’s ability to manufacture products and fulfill orders throughout much of the world over the last two months.  The company expects to manufacture and ship most of its current backlog by the end of July.

As the company increases production and begins to reopen offices and showrooms around the world, the company announced that it is easing the reductions in pay and hours implemented in March and April across much of its global salaried workforce.  In the U.S., the company has eased the pay and hour reductions for most of its salaried employees from 50% to 20%, and the company will continue to pay the full cost of employee health insurance premiums while the temporary pay reductions are in effect.  Similar pay and/or work hour reductions are in place globally and in some cases are also being eased from previous reductions, with variations on a country-by-country basis.  The company eased the reductions in base pay for the company’s CEO from a $1 annual salary to a 50% base pay reduction and for the company’s other executive officers from a 60% reduction to a 20% reduction.  The company’s Board of Directors also has lowered the reduction in their cash retainer from a 100% reduction to a 50% reduction.

As previously announced on March 24, the company also has made significant reductions in its operating expenses during the first quarter of fiscal 2021 by eliminating travel and events, overtime, temporary labor and annual merit increases and scaling back project spending, as well as significantly reducing capital expenditures by delaying longer-term projects.  The company intends to maintain these spending reductions while incoming order levels remain significantly impacted by the global pandemic.

“I am extremely proud of our entire organization as our people have continued to serve our customers’ needs while dealing with unprecedented circumstances,” said Jim Keane, Steelcase president and CEO. “I want to give special recognition to our operations teams who have worked to support essential businesses and produce equipment that is helping healthcare workers and others stay safe.  We are now able to bring more of our hourly workers back and reinstate a portion of the previous base pay cuts for our salaried workforce."

The company also reported the following selected financial results:

  Revenue:
    Revenue for the fiscal months of March and April decreased 39 percent compared to the prior year, with year-over-year decreases of 21% in March and 60% in April.
    Through the first three weeks in March, the company estimates revenue increased approximately 10 percent compared to the prior year, then declined significantly over the remainder of March and April while many of the company’s manufacturing facilities and distribution centers were closed under government mandate.
  Orders:
    Adjusted for currency translation effects and a divestiture, orders declined 31 percent in March and April compared to the prior year.
    Orders were relatively flat compared to the prior year during the first three weeks of March, then declined 42 percent over the remainder of March and April compared to the prior year.

Revenue and order decline by segment March-April Fiscal 2021 vs. March-April Fiscal 2020
	Revenue Decline	Organic Order Decline

Americas	(40)%	(27)%
EMEA	(36)%	(44)%
Other category	(36)%	(37)%
Steelcase Inc.	(39)%	(31)%

“Order patterns between late March and the end of April have reflected significant declines and volatility compared to the prior year, with weekly declines ranging from a low of 23% to a high of 60% (during the week impacted by an April 2019 price adjustment),” said Dave Sylvester, senior vice president and CFO. “Even with the strength of our revenue growth in early March and significant pay and other cost reductions in April, our quarter-to-date profitability has been significantly impacted by the government-mandated shutdowns and related economic uncertainty.  However, our operating cash flows have benefited from reductions in working capital as our accounts receivable collection experience during March and April was largely consistent with historical patterns.”

As of May 1, 2020, the company’s total liquidity was approximately $774 million, comprised of cash, cash equivalents and the cash surrender value of company-owned life insurance, compared to $701 million at the end of fiscal 2020.  The increase in liquidity during the first two months of the first quarter of fiscal 2021 reflected:

  $250 million of borrowings under the company’s global credit facility;
  $151 million of estimated variable compensation payments and benefit plan contributions relating to fiscal year 2020 as well as retirement and deferred compensation plan payments;
  $39 million of share repurchases in the first three weeks of March made under a Rule 10b5-1 repurchase plan entered into in December 2019;
  $8 million of quarterly dividends paid in April 2020, which represented a 53% reduction compared to the quarterly dividends paid in January 2020; and
  $21 million of estimated net positive cash flow from working capital reductions, net of operating losses and other items.

“As the economy reopens, offices will have to change to support safety and well-being, but we believe our customers will go beyond that," said Keane.  "As competition increases, they will seek to reinvent their workplaces to enable employees to be more creative, more collaborative and more productive, while supporting a range of choices that includes the option to sometimes work remotely."

Forward-looking Statements

From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations.  These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, the company.  Forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," "targets," or other similar words, phrases or expressions.  Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate.  Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters, pandemics and other Force Majeure events; the COVID-19 pandemic and the actions taken by various governments and third parties to combat the pandemic; changes in the legal and regulatory environment; changes in raw material, commodity and other input costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission.  Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.

For over 108 years, Steelcase Inc. has helped create great experiences for the world’s leading organizations, across industries. We demonstrate this through our family of brands – including Steelcase®, Coalesse®, Designtex®, Turnstone®, Smith System®, Orangebox® and AMQ®. Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability. We are globally accessible through a network of channels, including over 800 Steelcase dealer locations. Steelcase is a global, industry-leading and publicly traded company with fiscal 2020 revenue of $3.7 billion.

CONTACT:	Investor Contact:
Michael O'Meara
Investor Relations
(616) 292 - 9274

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505